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                                                                    Exhibit 99.1


                                      KEANE
                                  NEWS RELEASE

                                             Contact:  Larry Vale
                                                       Keane Investor Relations
                                                       (617) 241-9200 x1290

                                                       Albie Jarvis
                                                       Porter Novelli
                                                       (617) 450-4300


                KEANE SELLS AN ADDITIONAL $25M OF 2% CONVERTIBLE
                             SUBORDINATED DEBENTURES

     BOSTON, June 23, 2003 - Keane, Inc. (AMEX: KEA), a leading business and information technology (IT) consulting firm, today announced that it has sold an additional $25 million aggregate principal amount of its 2% Convertible Subordinated Debentures due 2013, pursuant to the exercise of an option Keane had granted to the initial purchasers of $125 million aggregate principal amount of the debentures in a sale completed on June 18, 2003.

     The debentures were offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The debentures have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Keane:

     Keane, Inc. (AMEX: KEA), one of the world's great information technology services firms, helps clients Plan, Build, Manage, and Rationalize application software portfolios. Keane builds long-term relationships with customers by providing a broad range of service offerings developed to optimize portfolios of applications throughout their useful life. Specifically, Keane focuses on three highly synergistic service offerings: Business Consulting, Application Development and Integration, and Application Development and Management Outsourcing, the Company's flagship service offering. As part of its Build services, Keane also provides a full line of proprietary healthcare information systems. Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via Advanced Development Centers (ADCs) in the United States, Canada, and India. Information on Keane is available on the Internet at www.keane.com.


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